EX-99.h.1.ii

AMENDMENT NO. 3 TO

SCHEDULE A

DELAWARE GROUP GOVERNMENT FUND

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF JUNE 12, 2015

Delaware Core Plus Bond Fund	Effective as of April 19, 2001

Delaware Emerging Markets Debt Fund	Effective as of September 30, 2013

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND		DELAWARE GROUP GOVERNMENT
SERVICES COMPANY		FUND
for its series set forth in this Schedule A

By:	/s/ STEPHEN J. BUSCH	By:	/s/ ROGER A. EARLY
Name:	Stephen J. Busch	Name:	Roger A. Early
Title:	Senior Vice President	Title:	President and Chief Executive Officer